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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-06409, 333-25245, 333-35745, 333-57031, 333-68499,
333-83927, 333-86861, 333-32380, 333-46640, 333-58334, 333-73882, 333-99093,
333-100130, 333-112094, 333-118864 and 333-131292) of SkillSoft Public Limited
Company of our reports dated April 10, 2006, with respect to the consolidated financial statements of SkillSoft Public Limited Company, SkillSoft Public Limited Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SkillSoft Public Limited Company included in this Annual Report (Form 10-K) for the year ended January 31, 2006.

                                                     /s/ Ernst & Young LLP

Boston, Massachusetts
April 10, 2006